Exhibit 99.1

Michaels Names Chuck Rubin Chief Executive Officer

IRVING, TX — February 14, 2013 — Michaels Stores, Inc. today announced that it has named Chuck Rubin Chief Executive Officer and a member of the Board of Directors.  Mr. Rubin, currently the President and Chief Executive Officer of Ulta Beauty, will assume his new roles after a brief period of transition, at which time Michaels will discontinue the Office of the Chief Executive Officer, established on an interim basis in May 2012.  Charles “Chuck” Sonsteby, a member of the Office of the CEO, will continue as the Company’s Chief Administrative Officer and Chief Financial Officer.

Mr. Rubin brings more than 30 years of retail industry experience, including serving as President, Chief Executive Officer and member of the Board of Directors for Ulta Beauty (NASDAQ: ULTA), where since 2010, he successfully led his team in driving record revenue and earnings growth, as well as creating significant shareholder value for one of the largest beauty retailers in the United States.  He is a proven industry leader with a track record of results in marketing, merchandising, operations and strategy, having held executive leadership positions at a number of leading retail businesses including Office Depot, Sportmart and Federated Department Stores.  He also served as a partner in Accenture’s retail consulting practice and was a member of the executive committee of the National Retail Federation from 2007 to 2010.

“Michaels is an iconic brand and a category leader in the large and fragmented arts and crafts industry, with considerable potential moving forward,” said Mr. Rubin.  “With its diverse product offering of industry defining brands and unique customer engagement strategy, Michaels has built a loyal customer base. I am honored and excited by the opportunity and look forward to working with the Company’s talented management team and dedicated associates.”

Mr. Rubin joined Ulta Beauty as Chief Operating Officer in May 2010, assuming the position of President and Chief Executive Officer later that year as part of a planned CEO succession process.  Prior to that he spent six years with Office Depot where he served as Executive Vice President and Chief Merchandise and Marketing Officer, rising to President North American Retail.

Matt Levin, Managing Director with Bain Capital Partners, LLC, and Peter Wallace, Senior Managing Director with The Blackstone Group L.P., jointly commented: “Chuck Rubin is a proven leader in the retail industry with an impressive track record of success across a broad range of businesses and executive roles.  We are thrilled to add an executive of his caliber to lead the Company and its talented and deep management team.  We also want to thank Lew Klessel of Bain Capital and Chuck Sonsteby for their dedication and work as members of the Office of the CEO, which has provided valuable leadership continuity for the Company during this interim period.”

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of February 14, 2013, the Company owns and operates 1,099 Michaels stores in 49 states and Canada, and 126 Aaron Brothers stores.

Contacts:

Media:

Michael Fox

203-682-8218

mfox@icrinc.com

Investors:

Farah Soi

203-682-8200

fsoi@icrinc.com

Joseph Teklits

jteklits@icrinc.com

Thomas Melito

Vice President - Treasurer

(972) 409-1527